Exhibit 99.1

MRC Global Announces the Retirement Plan for President & CEO Andrew Lane

HOUSTON, TX – May 27, 2020 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and other infrastructure products and services to the energy industry, today announced the retirement plan for MRC Global’s president and chief executive officer.

After discussion at today’s board of directors meeting, Andrew Lane announced his plan to retire as president and chief executive effective December 31, 2021. Mr. Lane will also resign from the board on that date. Mr. Lane has served as a director of MRC Global and president and CEO since September 2008 and was the MRC Global chairman of the board from December 2009 until April 2016, when the positions of chairman of the board and CEO were separated.

Andrew R. Lane stated, “Next year I turn 62. I will complete my thirteenth year as CEO, and the company will reach it’s 100-year milestone next year. It’s the right time for me to retire. I’m especially proud of helping to build the global PVF distribution leader in the energy industry. It has been an honor to lead our team in achieving a successful initial public offering in April 2012, reaching $5.9 billion in sales in 2014 at the last peak in the oil and gas cycle, successfully addressing the volatile market conditions in recent years and working to build our MRCGOTM digital platform as we continue to position our business into the future.”

Mr. Lane added, “I look forward to continuing to work closely with the board, the executive management team and our dedicated employees over the next 18 months to take the necessary actions in response to today’s low oil and gas price and the Covid-19 external environment to position MRC Global for the eventual recovery in the years to follow.”

Rhys Best, MRC Global’s chairman of the board stated, “On behalf of the board of directors we want to thank Andrew for his leadership of MRC Global and his many years of service to our company. Given the extended timeline before Mr. Lane retires at the end of 2021, the board of directors will begin a thorough and deliberate CEO selection process.”

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and related infrastructure products and services to the energy industry, based on sales. Through approximately 260 service locations worldwide, approximately 3,350 employees and with nearly 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream, midstream (including gas utilities) and downstream (including industrials). MRC Global manages a complex network of over 200,000 SKUs and 11,000 suppliers simplifying the supply chain for its over 15,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

Contact:

  Monica Broughton

  Investor Relations

  MRC Global Inc.

  Monica.Broughton@mrcglobal.com

  832-308-2847